Exhibit 21.1

Subsidiaries

Theravance Biopharma US, Inc. (Delaware)

Theravance Biopharma UK Limited (England and Wales)

Theravance Biopharma Ireland Limited (Ireland)

Theravance Biopharma R&D IP, LLC (Delaware)

Theravance Biopharma Antibiotics IP, LLC (Delaware)

Theravance Biopharma US Holdings, Inc. (Delaware)

Triple Royalty Sub LLC (Delaware)

Triple Royalty Sub II LLC (Delaware)